Exhibit 99.1

Cornerstone Realty Income Trust, Inc.

306 East Main Street     Richmond, Virginia 23219     (804) 643-1761

Contact: Mark M. Murphy
For Immediate Release	(804) 643-1761 x231

Cornerstone Realty Reports Third Quarter 2003 Results

RICHMOND, Va., November 5, 2003 —- Cornerstone Realty Income Trust, Inc. (NYSE: TCR) today reported operating results for the third quarter and first nine months ended September 30, 2003.

Funds From Operations (“FFO”) for the third quarter ended September 30, 2003 were $11.1 million, or $0.20 per common share, compared with $9.3 million, or $0.19 per common share, in the third quarter of 2002. FFO for the first nine months of 2003 was $32.2 million, or $0.60 per common share, compared with $36.2 million, or $0.72 per common share, last year. Net loss available to common shareholders for the third quarter ended September 30, 2003 was $2.4 million, or $0.04 per common share basic and diluted, compared with a net loss available to common shareholders of $2.3 million, or $0.05 per common share basic and diluted, in the third quarter of 2002. For the first nine months of 2003, net loss available to common shareholders was $5.0 million, or $0.09 per common share basic and diluted, compared with net income available to common shareholders of $1.6 million, or $0.03 per common share basic and diluted, in the first nine months of 2002.

FFO is the generally accepted measure of operating performance for a real estate investment trust (REIT). A reconciliation of net income to FFO is included in the Operating Results table at the end of this news release.

In the third quarter of 2003, total revenues were $45.0 million compared with $39.8 million last year. Average physical occupancy in the third quarter of 2003 was 93% compared with 92% last year, and the average rent per unit in the third quarter of 2003 was $674 compared with $684 last year. In the first nine months of 2003, total revenues were $127.0 million compared with $120.5 million a year ago. Average physical occupancy in the first nine months of 2003 and 2002 was 92%, and the average rent per unit for the first nine months of 2003 was $675 compared with $685 last year.

Commenting on the third quarter and year-to-date results, Glade M. Knight, chairman and chief executive officer, said: “Our earnings this quarter and year to date continued to reflect a softness in occupancy in our major markets, and we expect this occupancy weakness to continue through the end of the year and into 2004. As 2004 progresses, we are optimistic that our overall occupancy will strengthen due to expected higher employment growth and fewer new apartment completions in our major markets,” Knight said. “While most of our markets should experience some improvement in operating conditions next year, our largest market of Dallas/Fort Worth is expected to remain soft for quite some time as a result of weak employment growth and overbuilding. We are continuing to price our product aggressively in that market in order to remain competitive and maximize our physical occupancy potential,” Knight said.

“In early October we announced the promotion of Jay Olander to president of Cornerstone. Jay has played a key role in the creation of Cornerstone and its successful growth over the past 10 years, and I look forward to working with him in his new role as we, and all other associates of Cornerstone, focus on further enhancing the value of our shareholders’ investments in the company. Jay will remain as Cornerstone’s chief financial officer.

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Cornerstone Realty Income Trust, Inc. — Page Two

“In addition, during the third quarter we welcomed W. Tennent Houston, former chairman and CEO of Merry Land Properties, Inc., as a new member of our board of directors. Tennent has been and continues to be one of the premier developers and operators of luxury apartment communities in the Eastern U.S. Our shareholders, associates and residents will benefit greatly from his industry expertise and general business experience in the years ahead,” Knight said.

Comparable Property Operations

Comparable property operations is a measure Cornerstone uses to evaluate performance and is not deemed to be an alternative to net income as determined in accordance with generally accepted accounting principles. In addition, this measure as calculated by Cornerstone may not be comparable to similarly entitled measures of other companies.

Cornerstone’s “same-community” portfolio consists of 74 stabilized apartment communities containing 20,101 apartment homes that the company has owned since January 1, 2002, representing 87% of Cornerstone’s 23,189 units. For the third quarter of 2003, same-community property operating income (rental income less property operating expenses) decreased 3% from the third quarter of last year. Third quarter 2003 rental income decreased 2% while property operating expenses decreased 1% compared with the third quarter of 2002. For the first nine months of 2003, same-community property operating income decreased 8% from the first nine months of 2002. Rental income in the first nine months of 2003 decreased 3% while property operating expenses increased 6% compared with the first nine months of last year.

Merger and Acquisition Activity

On May 28, 2003 Cornerstone acquired Merry Land Properties, Inc. through the merger of Merry Land with a wholly-owned subsidiary of Cornerstone. In the merger, each Merry Land common share issued and outstanding immediately prior to the effective time of the merger was converted into the right to receive 1.818 Cornerstone common shares and 0.220 Cornerstone Series B convertible preferred shares. Pursuant to the terms of the Cornerstone Series B convertible preferred shares, on October 1, 2003 each outstanding Cornerstone Series B convertible preferred share automatically converted into one Cornerstone common share. At the time of the conversion, there were approximately 605,000 Series B preferred shares issued and outstanding.

Financing Activity

During the third quarter of 2003, Cornerstone placed $13.3 million in secured, variable-rate financing, with a discounted FNMA mortgage-backed security, through ARCS Commercial Mortgage Co., L.P. The five-year, interest-only loan bears an interest rate of 82 basis points over the FNMA index, which represents a current interest rate of below 2%. The loan is pre-payable after one year with a 1% penalty.

Dividends

A quarterly dividend of $0.20 per share was paid on October 20, 2003 to common shareholders of record on September 30, 2003. The company also paid a quarterly dividend of $0.5938 per share on October 20, 2003 to record holders of its Series A Convertible Preferred Shares on September 30, 2003.

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Cornerstone Realty Income Trust, Inc. — Page Three

Conference Call and Webcast

Cornerstone will hold a live conference call and webcast tomorrow November 6, 2003, at 10:00 a.m. EST to review third quarter and year-to-date results. Individual investors can access the live webcast by visiting the Investor Relations page of the company’s Web site at www.cornerstonereit.com. Investment professionals and media should call the company’s Investor Relations department at (804) 643-1761 for further information on participating in the conference call. A replay of the conference call and webcast will be available on the company’s Web site shortly after completion of the live event.

Supplemental Information

Additional operational and financial information for the third quarter and year-to-date periods is available in the Investor Relations section of Cornerstone’s Web site at www.cornerstonereit.com.

Forward Looking Statements

Certain statements contained herein constitute “forward-looking statements” within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the company to be materially different from results expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with unanticipated adverse business developments affecting the company, adverse changes in the real estate markets, and local as well as general economic and competitive factors. In addition, the timing and amounts of distributions to common shareholders are within the discretion of Cornerstone’s board of directors. There is no assurance that planned events or results will be achieved.

Corporate Profile

Cornerstone Realty Income Trust, Inc. (NYSE:TCR) is a fully integrated, self-managed and self-advised real estate company that has operated as a REIT since 1993. The company focuses on the ownership and management of multifamily communities in select markets in Virginia, North Carolina, South Carolina, Georgia and Texas. Currently Cornerstone owns 89 apartment communities with 23,189 units, a third-party property management business, undeveloped apartment land, and ownership interests in two joint ventures. Cornerstone is headquartered in Richmond, Virginia and its common stock trades on the New York Stock Exchange under the symbol “TCR.” For more information about Cornerstone, visit the company’s web site at www.cornerstonereit.com.

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CORNERSTONE REALTY INCOME TRUST, INC.

OPERATING RESULTS

In Thousands Except Per Share Amounts

	Three Months Ended September 30		Nine Months Ended September 30
	2003	2002	2003	2002
Revenues
Rental Income	$42,686	$38,097	$120,697	$115,194
Other Property Income	2,286	1,658	6,292	5,271

Total Revenues	44,972	39,755	126,989	120,465
Expenses
Property and Maintenance	13,774	12,729	37,529	33,749
Real Estate Taxes and Insurance	6,049	5,463	17,258	14,938
Property Management	1,132	944	3,117	2,769
General and Administrative	1,036	918	2,729	2,723
Other Depreciation	6	6	17	18
Depreciation of Rental Property	13,460	11,378	38,387	33,626
Other	58	52	209	205

Total Expenses	35,515	31,490	99,246	88,028
Income Before Interest Income (Expense)	9,457	8,265	27,743	32,437
Interest Income	108	5	170	27
Interest Expense	(11,932)	(10,660)	(34,264)	(31,044)

Income (Loss) from Continuing Operations before
Minority Interest of Unit Holders in Operating Partnership	(2,367)	(2,390)	(6,351)	1,420
Minority Interest of Unit Holders in Operating Partnership	84	84	170	(35)

Income (Loss) from Continuing Operations	(2,283)	(2,306)	(6,181)	1,385
Discontinued Operations
Income (Loss) from Discontinued Operations	(3)	122	(10)	487
Gain on Sales of Investments	—	—	1,391	—

Net (Loss) Income	$(2,286)	$(2,184)	$(4,800)	$1,872
Distributions to Preferred Shareholders	(76)	(76)	(227)	(228)

Net (Loss) Income Available to Common Shareholders	$(2,362)	$(2,260)	$(5,027)	$1,644

Funds From Operations
Net (Loss) Income Available to Common Shareholders	$(2,362)	$(2,260)	$(5,027)	$1,644
Adjustments:
Distributions to Preferred Shareholders	76	76	227	228
Minority Interest of Unit Holders in Operating Partnership	(84)	(84)	(170)	35
Gain on Sales of Investments	—	—	(1,391)	—
Depreciation from Discontinued Operations	—	229	162	691
Depreciation	13,460	11,378	38,387	33,626

Funds From Operations	$11,090	$9,339	$32,188	$36,224

Per Share
Weighted Average Shares — Fully Converted*	56,737	50,422	53,750	49,972
Funds From Operations Per Share	$0.20	$0.19	$0.60	$0.72
Common Share Distributions	$0.20	$0.28	$0.68	$0.84
Net (Loss) Income from Continuing Operations — Basic and Diluted
Net Income from Discontinued Operations — Basic and Diluted	$—	$0.01	$0.03	$0.01
Net (Loss) Income Available to Common Shareholders — Basic and Diluted	$(0.04)	$(0.05)	$(0.09)	$0.03
Weighted Average Common Shares — Basic and Diluted	54,729	48,135	51,684	47,986

*	Does not include non-dividend-paying Series B Convertible Preferred Shares

CORNERSTONE REALTY INCOME TRUST, INC.

BALANCE SHEET DATA

In Thousands Except Per Share Amounts

	September 30,	December 31,
	2003	2002
Assets
Investment in Rental Property
Land	$165,547	$150,768
Building and Improvements	1,102,272	960,735
Furniture and Fixtures	37,199	34,139
Assets Available for Sale, Net	—	13,185

	1,305,018	1,158,827
Less Accumulated Depreciation	(210,948)	(172,978)

	1,094,070	985,849

Cash and Cash Equivalents	1,891	1,380
Prepaid Expenses	2,482	4,636
Deferred Financing Costs, Net	6,026	4,519
Investment in Joint Ventures	1,506	—
Other Assets	32,489	18,463

Total Assets	$1,138,464	$1,014,847

Liabilities and Shareholders’ Equity
Liabilities
Notes Payable-Secured	$796,093	$604,446
Notes Payable-Unsecured	—	77,913
Distributions Payable	76	76
Accounts Payable and Accrued Expenses	19,495	12,953
Rents Received in Advance	463	606
Tenant Security Deposits	1,782	1,574

Total Liabilities	817,909	697,568
Minority Interest of Unitholders in Operating Partnership	19,337	30,205
Shareholders’ Equity
Preferred Stock, No Par Value, Authorized 25,000 Shares; $25 Liquidation Preference, Series A Cumulative Convertible Redeemable; Issued and Outstanding 127 Shares	2,680	2,680
Preferred Stock, No Par Value, Authorized 607 Shares; Series B Convertible; Issued and Outstanding 605 Shares	3,922	—
Common Stock, No Par Value, Authorized 100,000 Shares; Issued and Outstanding 54,772 Shares and 48,361 Shares, Respectively	536,833	487,303
Deferred Compensation	(517)	(638)
Distributions Greater Than Net Income	(241,700)	(202,271)

Total Shareholders’ Equity	301,218	287,074

Total Liabilities and Shareholders’ Equity	$1,138,464	$1,014,847